EXHIBIT 10.8.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 30, 2022 (the “Execution Date”), by and between Hilltop Holdings Inc. (the “Company”), on behalf of itself and all of its subsidiaries (collectively, “Employer”), and Steve Thompson (“Executive”). Each initially capitalized term used, but not otherwise defined herein, shall have the meanings assigned to it in the Employment Agreement (hereinafter defined).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of October 25, 2019 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and supplement the Employment Agreement to the extent provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments and Supplements to the Employment Agreement.

(a)	Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced, effective as of date of this Amendment, with the following:

“(a)	Base Salary. Employer shall, during the Term, pay Executive an annual base salary of Eight Hundred Thousand Dollars ($800,000). Such salary shall be paid in accordance with the then current payroll practices of Employer, less applicable withholding and salary deductions. Base salary shall be reviewed at least annually by the Company, but may not be reduced.”

(b)	Section 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c)	Long-Term Incentive Awards. During the Term, Executive shall be eligible to participate in any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board (an “LTIP Award”). An LTIP Award shall be subject to the terms and conditions of the applicable long-term incentive award program and an award agreement between Executive and Employer. An LTIP Award shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks. Executive agrees to execute any documents requested by Employer in connection with the grant of any LTIP Award pursuant to this Section 3(c). Notwithstanding anything in this Agreement to contrary, the Hilltop Holdings Inc. 2020 Equity Incentive Plan or any new or successor plan, as such plans are amended, modified or supplemented from time to time, and the award agreements evidencing the grants provided for in this Section 3(c) shall control and govern.”

(c)	Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.	Term of Agreement. Unless earlier terminated pursuant to the terms of this Agreement, this Agreement shall remain in effect until December 31, 2025 (the “Term Date” and such period until the earlier of the Term Date or termination of this Agreement being referred to as the “Term”). Unless Employer and Executive agree in writing to extend the Term of this Agreement at any time on or before the Term Date, this Agreement shall expire on the Term Date.”

(d)	Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.	General Termination Provisions. If Executive has a Termination of Employment during the Term, other than under the provisions of Section 6, then upon such Termination of Employment, Employer will be liable to Executive for all payments (if any) as described in this Section 5, as follows:

(a)	Termination by Employer. Employer may terminate Executive’s employment and this Agreement under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i)	Termination For Cause. Employer may discharge Executive for Cause (hereinafter defined), and, upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive:

(A)	Executive’s base salary through the effective date of such Termination of Employment at the annual rate in effect at the time Notice of Termination is given, payable within ten (10) business days after the effective date of such Termination of Employment;

(B)	all earned and unpaid and/or vested, nonforfeitable amounts owing at the effective date of such Termination of Employment under this Agreement or any compensation and benefit plans, programs, and arrangements of Employer and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of this Agreement or the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted; and

(C)	reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Employer policy prior to the effective date of such Termination of Employment (collectively, (A) through (C) immediately above shall be the “Accrued Amounts”).

(ii)	Termination Without Cause. If Employer shall discharge Executive without Cause (other than pursuant to a Change in Control as described in Section 6), then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive:

(A)	a cash amount equal to one (1) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment; and

(B)	an amount equal to the cost of COBRA for the Executive and his immediate family for a period of twelve (12) months following the date of such Termination of Employment.

(iii)	Termination Because of Death or Disability. In the event of Executive’s death or disability (within the meaning of Employer’s disability policy that is in effect at the time of disability), upon such Termination of Employment, this Agreement shall terminate immediately and Executive (or his estate) shall be entitled to receive (X) the Accrued Amounts, (Y) item (B) immediately above, and (Z) a pro rata portion of Executive’s target Incentive Bonus for such period, provided, however, in the case of Executive’s death or disability, vesting of any LTIP Award granted shall be subject to the award agreement for such LTIP Award and conditioned upon Executive’s (or Executive’s legal guardian’s) execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment.

(b)	Termination by Executive. Executive may voluntarily terminate this Agreement at any time following its execution. If Executive shall voluntarily terminate his employment for any reason, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive the Accrued Amounts.”

(e)	Section 6(a) of the Employment Agreement is hereby deleted its entirety and replaced with the following:

“(a)	Upon the discharge of Executive by Employer without Cause within the twelve (12) months immediately following, or the six (6) months immediately preceding, a Change in Control, then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive:

(i)	a cash amount equal to two (2) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment (or, if later, the effective date of the Change in Control); and

(ii)	an amount equal to the cost of COBRA for the Executive and his immediate family for a period of twelve (12) months following the date of such Termination of Employment.”

(f)	Section 10 of the Employment Agreement is hereby supplemented to add the following:

“(e)	Notwithstanding anything in this Section 10 to contrary, the following claims: sexual assault and sexual harassment; workers’ compensation; unemployment insurance; benefits based on an employer sponsored benefit plan subject to ERISA; and that, after application of Federal Arbitration Act (“FAA”) and FAA preemption principles, are not subject to arbitration or pre-dispute arbitration agreements (“Excluded Claims”). This Agreement does not prohibit Executive from filing administrative claims with the Equal Employment Opportunity Commission (EEOC), the Department of Labor (DOL), the Department of Justice (DOJ), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), the Occupational Safety and Health Administration (OSHA) or any parallel state or local agency. However, upon receipt of a right to sue letter or similar administrative determination, the claim then becomes subject to arbitration under this Agreement. This Agreement also does not limit Executive’s or Employer’s ability to request provisional relief (e.g., a temporary restraining order or a temporary/preliminary injunction) from a court of competent jurisdiction if an arbitration award would be rendered ineffectual without provisional relief to preserve the status quo pending arbitration. Such a request for provisional relief shall not waive the right to arbitration under this Agreement. Nothing in this Agreement prevents Executive from reporting good faith allegations of unlawful employment practices to appropriate federal, state or local agencies; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.”

(g)	Section 11 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“11.	Assistance in Litigation; Class Action Waiver. Executive shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration or other disputes involving Employer, or any of its directors, officers, employees, subsidiaries or parent corporations, during the Term of this Agreement and at any time following the termination of this Agreement. To the maximum extent permitted by federal law, Executive and Employer agree that all disputes (other than Excluded Claims) must be brought, heard, and adjudicated on an individual basis only. Other than with respect to Excluded Claims, Executive hereby waives any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding against Employer or any of its affiliates. No arbitrator or court has authority to consolidate any dispute or claim or to allow Executive to proceed on a multi-plaintiff, class, collective, or representative basis, other than with respect to Excluded Claims. Any disputes concerning the applicability or validity of this Section 11 will be decided by a court of competent jurisdiction, not by an arbitrator. In the event this Section 11 is determined to be unenforceable with respect to any claim, this Section 11 shall not apply to that claim, and that claim may only proceed in court (subject to applicable claims and defenses) as the exclusive forum. In the event that a portion of this Section 11 is determined to be unenforceable with respect to any claim, any remaining portion of this Section 11 that is enforceable shall be enforced. Claims subject to this Section 11 must be initiated, heard, and adjudicated in arbitration on an individual basis (subject to applicable claims and defenses) as the exclusive forum.”

(h)	Section 12 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“12.	Notice. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section. Any notice given pursuant to this Section 12 will be effective immediately upon delivery if delivered in person or three (3) days after mailing deposited in the United States addressed as set forth below:

(a)	If to Employer:

Hilltop Holdings Inc.

6565 Hillcrest Avenue

Dallas, Texas 75205

Attention: General Counsel

(b)	If to Executive:

Steve Thompson

18111 Preston Road, Suite 900

Dallas, Texas 75252”

(i)	Section 14 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“14.	Non-Interference. Executive covenants and agrees that that during the Term of this Agreement, and for a period of eighteen (18) months following the earlier of (i) his Termination of Employment for any reason or (ii) the termination of this Agreement (the “Non-Solicit Restricted Period”), Executive shall not, on behalf of Executive or any third party: (A) recruit, hire or attempt to recruit or hire other employees of Employer, directly or by assisting other employees of Employer or others, nor shall Executive contact or communicate with any other employees of Employer for the purpose of inducing other employees of Employer to terminate their employment with Employer and (B) solicit or attempt to solicit business, directly or indirectly, from the Employer’s clients, customers, borrowers, accountholders, and policyholders with whom Executive had material contact during employment for the purpose of selling products or providing services that are competitive with those sold or provided by Employer. For purposes of this covenant, (X) “material contact” exists between Executive and each client, customer, borrower, accountholder, and policyholder with whom Executive dealt on behalf of Employer, whose dealings with Employer were coordinated or supervised by Executive, about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s employment with Employer, or who purchased products or received services from Employer and for which Executive received compensation, commissions, or earnings during the year prior to the date Executive ceased employment with Employer, and (Y) “other employees of Employer” shall refer to employees who are still actively employed by or doing business with Employer at the time of the attempted recruiting or hiring.”

2.      Equity Sign-On Grant. As consideration for Executive entering into this Amendment, as soon as administratively practical following the Execution Date, Executive shall receive a grant of restricted stock units with respect to the number of shares of common stock of the Company having a fair market value on the date of grant equal to Three Hundred Thousand Dollars ($300,000) (the “Sign-On Grant”). The Sign-On Grant shall be subject to the terms and conditions of the Hilltop Holdings Inc. 2020 Equity Incentive Plan and an award agreement between Executive and Employer, which terms shall include, without limitation, cliff vesting of the Sign-On Grant on the third anniversary of the Execution Date, subject to early termination or forfeiture in accordance with the terms of the award agreement.

3.       Miscellaneous.

(a)       Effect of Amendment. Each of the Company and Executive hereby agree and acknowledge that, except as expressly provided in this Amendment, the Employment Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of each of the Company and Executive that this Amendment and the Employment Agreement be read, construed and interpreted as one and the same instrument. To the extent that any conflict exists between this Amendment and the Employment Agreement, the terms of this Amendment shall control and govern.

(b)       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of determining whether a party has signed this Amendment or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile or portable document format (pdf) copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

Hilltop Holdings Inc.

By:	/s/ JEREMY B. FORD	/s/ STEVE THOMPSON
Name: Jeremy B. Ford		Name: Steve Thompson
Title: President & Chief Executive Officer

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